Auto-Callable Barrier Notes Linked to the Least Performing of Three Underliers Due October 3, 2029

PRODUCT CHARACTERISTICS
•	Call Feature — If, on any monthly Call Observation Date beginning approximately one year following the Trade Date, the closing value of each Underlier is greater than or equal to its applicable Call Value, the Notes will be automatically called for a return that increases for each Call Observation Date at a call return rate of at least 10.30% per annum (to be determined on the Trade Date). No further payments will be made on the Notes. With respect to each Underlier, the Call Value is (1) for each Call Observation Date prior to the final Call Observation Date (the Valuation Date), its Initial Underlier Value and (2) for the Valuation Date, its Final Call Value.

•	Contingent Return of Principal at Maturity — If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, at maturity, investors will receive the principal amount of their Notes. If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017PTW1
Underliers:	The Russell 2000® Index (Bloomberg symbol “RTY”), the S&P 500® Index (Bloomberg symbol “SPX”) and the EURO STOXX 50® Index (Bloomberg symbol “SX5E”)
Trade Date:	September 30, 2025
Issue Date:	October 8, 2025
Valuation Date:	September 28, 2029
Maturity Date:	October 3, 2029
Call Feature:	See “Payment If the Notes Are Automatically Called.”
Call Value:

With respect to each Underlier:

•

for each Call Observation Date prior to the final Call Observation Date (the Valuation Date), its Initial Underlier Value; and

•

for the Valuation Date, its Final Call Value

Final Call Value:	With respect to each Underlier, 80% of its Initial Underlier Value
Call Observation Dates:	Monthly, beginning approximately one year following the Trade Date, as set forth in the table below
Call Settlement Dates:	Monthly, beginning approximately one year following the Issue Date, as set forth in the table below
Payment at Maturity:

If the Notes are not automatically called, investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•

If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value: $1,000

•

If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, you will lose a substantial portion or all of your principal amount at maturity.

Barrier Value:	With respect to each Underlier, 70% of its Initial Underlier Value
Underlier Return:	With respect to each Underlier: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Trade Date
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
PAYMENT IF THE NOTES ARE AUTOMATICALLY CALLED
If, on any Call Observation Date, the closing value of each Underlier is greater than or equal to its applicable Call Value, the Notes will be automatically called for a return that increases for each Call Observation Date at a call return rate of at least 10.30% per annum, to be determined on the Trade Date. Under these circumstances, investors will receive on the corresponding Call Settlement Date per $1,000 principal amount of Notes the relevant amount specified below for that Call Observation Date, in each case to be determined on the Trade Date. No further payments will be made on the Notes.
Call Observation Date	Amount
1st	At least $1,103.000
2nd	At least $1,111.583
3rd	At least $1,120.167
4th	At least $1,128.750
5th	At least $1,137.333
6th	At least $1,145.917
7th	At least $1,154.500
8th	At least $1,163.083
9th	At least $1,171.667
10th	At least $1,180.250
11th	At least $1,188.833
12th	At least $1,197.417
13th	At least $1,206.000
14th	At least $1,214.583
15th	At least $1,223.167
16th	At least $1,231.750
17th	At least $1,240.333
18th	At least $1,248.917
19th	At least $1,257.500
20th	At least $1,266.083
21st	At least $1,274.667
22nd	At least $1,283.250
23rd	At least $1,291.833
24th	At least $1,300.417
25th	At least $1,309.000
26th	At least $1,317.583
27th	At least $1,326.167
28th	At least $1,334.750
29th	At least $1,343.333
30th	At least $1,351.917
31st	At least $1,360.500
32nd	At least $1,369.083
33rd	At least $1,377.667
34th	At least $1,386.250
35th	At least $1,394.833
36th	At least $1,403.417
37th	At least $1,412.000

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325011886/dp234599_424b2-us3066mul.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $907.00 and $957.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Portion or All of the Principal Amount at Maturity.
•	Your Potential Return If the Notes Are Automatically Called Is Limited.
•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Underlier with the Worst Performance Even If the Other Underliers Perform Better.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Notes Are Subject to an Automatic Call.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified.
•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	You Will Not Have Any Rights to the Securities Included in Any Underlier.
•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets with Respect to the SX5E Index.
•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Euro with Respect to the SX5E Index.
•	We May Accelerate the Notes If a Change-in-Law Event Occurs.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Adjustments to an Underlier Could Adversely Affect Any Payments on the Notes.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433